First Security Group, Inc. and Subsidiary
Consolidated Financial Highlights
(unaudited)

	1st Quarter	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter
	2015	2014	2014	2014	2014
	(in thousands, except per share amounts and full-time equivalent employees)
Earnings:
Net interest income	$8,332	$7,944	$8,487	$7,545	$6,925
Provision (credit) for loan and lease losses	$707	$(221)	$11	$(270)	$(972)
Non-interest income[1]	$4,481	$3,788	$2,805	$3,030	$2,635
Non-interest expense[1]	$11,421	$10,900	$10,222	$10,101	$10,445
Income tax provision	$145	$131	$132	$131	$132
Net income (loss)	$540	$922	$927	$613	$(45)

Per Share Data:
Net income (loss), basic	$0.01	$0.01	$0.01	$0.01	$(0.00)
Net income (loss), diluted	$0.01	$0.01	$0.01	$0.01	$(0.00)
Book value per common share	$1.36	$1.35	$1.32	$1.30	$1.27

Performance Ratios:
Return on average assets	0.20%	0.36%	0.36%	0.24%	(0.02)%
Return on average common equity	2.38%	4.13%	4.23%	2.86%	(0.21)%
Efficiency ratio	89.14%	92.91%	90.52%	95.52%	109.26%
Non-interest income to net interest income and non-interest income	34.97%	32.29%	24.84%	28.65%	27.56%

Capital:
Total equity to total assets	8.56%	8.41%	8.56%	8.55%	8.63%

Liquidity, Yields and Rates:
Interest-bearing cash - average balance	$11,211	$9,757	$8,436	$8,997	$13,653
Investment securities - average balance	215,693	225,253	230,297	247,459	272,563
Loans - average balance	758,215	718,917	702,271	673,175	604,298
Average Earning Assets	$985,119	$953,927	$941,004	$929,631	$890,514
Pure deposits[2] - average balance	$537,543	$525,691	$493,707	$455,407	$446,820
Core deposits[3] - average balance	687,403	680,008	654,893	622,636	624,365
Customer deposits[4] - average balance	805,054	802,837	783,996	757,704	773,336
Brokered deposits - average balance	109,734	83,490	85,369	84,021	70,204
Total deposits - average balance	$914,788	$886,327	$869,365	$841,725	$843,540
Total loans to total deposits	79.53%	73.28%	75.85%	76.01%	71.85%
Yield on earning assets	3.89%	3.79%	4.14%	3.86%	3.85%
Rate on customer deposits (including impact of non-interest bearing DDAs)	0.36%	0.37%	0.37%	0.37%	0.41%
Cost of deposits	0.46%	0.49%	0.55%	0.59%	0.65%
Rate on interest-bearing funding	0.53%	0.58%	0.66%	0.68%	0.78%
Net interest margin, taxable equivalent	3.45%	3.32%	3.60%	3.30%	3.21%

	1st Quarter	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter
	2015	2014	2014	2014	2014
	(in thousands, except per share amounts and full-time equivalent employees)
Non-Interest Income:
Service charges on deposits	$674	$793	$778	$769	$741
POS fees	422	426	436	439	401
BOLI	210	235	234	235	351
Mortgage banking income	212	357	462	279	180
Trust	265	245	233	235	200
Net gains on sales of loans	1,060	886	254	450	22
Interest rate swap gains	1,240	629	138	132	105
Other	390	217	260	244	264
Net gains on securities available-for-sale	8	—	10	247	371
Total Non-Interest Income	$4,481	$3,788	$2,805	$3,030	$2,635

Non-Interest Expense:
Salaries and benefits	$5,420	$5,576	$5,153	$5,225	$5,274
Occupancy	798	732	814	776	820
Furniture and fixtures	665	580	565	520	557
Professional fees	605	888	658	690	599
FDIC insurance assessments	242	336	336	336	311
Write-downs on OREO and repossessions	143	59	289	76	309
Losses (Gains) on OREO, repossessions and fixed assets, net	3	(369)	(113)	(15)	10
Non-performing asset expenses, net	107	193	204	184	221
Data processing	533	618	577	506	588
Communications	116	120	129	147	150
Debit card fees	244	307	244	232	258
Intangible asset amortization	50	50	49	49	48
Printing and supplies	136	147	144	150	207
Advertising	153	147	140	135	134
Insurance	295	296	295	303	325
Interest rate swap loss	1,240	629	138	138	105
Other	671	591	600	649	529
Total Non-Interest Expense	$11,421	$10,900	$10,222	$10,101	$10,445

Asset Quality:
Net charge-offs (recoveries)	$561	$(221)	$664	$(470)	$228
Net loan charge-offs (recoveries) to average loans, annualized	0.30%	(0.03)%	0.19%	(0.14)%	0.15%
Non-accrual loans	$4,150	$4,348	$4,000	$4,891	$6,027
Other real estate owned and repossessed assets, net	$4,207	$4,519	$5,960	$7,725	$7,075
Loans 90 days past due	$347	$100	$1,951	$1,083	$854
Non-performing assets (NPA)	$8,704	$8,967	$11,911	$13,699	$13,956
NPA to total assets	0.82%	0.84%	1.16%	1.35%	1.42%
Non-performing loans (NPL)	$4,497	$4,448	$5,951	$5,974	$6,881
NPL to total loans	0.61%	0.67%	0.89%	0.91%	1.14%
Allowance for loan and lease losses to total loans	1.18%	1.29%	1.29%	1.43%	1.52%
Allowance for loan and lease losses to NPL	192.35%	192.22%	144.51%	157.35%	133.70%

	1st Quarter	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter
	2015	2014	2014	2014	2014
	(in thousands, except per share amounts and full-time equivalent employees)
Period End Balances:
Loans, excluding HFS	$734,478	$663,622	$666,728	$659,539	$604,859
Allowance for loan and lease losses	$8,650	$8,550	$8,600	$9,400	$9,200
Loans held-for-sale	$23,347	$72,242	$46,904	$28,547	$35,503
Intangible assets	$84	$134	$184	$233	$282
Assets	$1,059,278	$1,070,244	$1,027,882	$1,012,685	$980,505
Deposits	$923,552	$905,613	$879,029	$867,709	$841,832
Total shareholders' equity	$90,726	$89,980	$87,963	$86,566	$84,654
Common stock market capitalization	$160,332	$151,027	$132,315	$144,594	$138,601
Full-time equivalent employees	262	268	264	264	275
Common shares outstanding	66,805	66,826	66,826	66,633	66,635

Average Balances:
Loans, including HFS	$758,215	$718,917	$702,271	$673,175	$604,298
Intangible assets	$116	$166	$217	$265	$313
Earning assets	$985,119	$953,927	$941,004	$929,631	$890,514
Assets	$1,069,751	$1,033,327	$1,017,631	$1,006,143	$967,624
Deposits	$914,788	$886,327	$869,365	$841,725	$843,540
Total shareholders' equity	$90,923	$89,205	$87,656	$85,613	$84,340
Common shares outstanding, basic - wtd	65,932	65,915	65,869	65,731	65,726
Common shares outstanding, diluted - wtd	65,932	65,950	65,874	65,737	65,726

[1] Certain amounts were reclassified between non-interest income and non-interest expense to conform with the current presentation.
[2] Pure deposits are all transaction-based accounts, including non-interest bearing DDAs, interest bearing DDAs, money market accounts and savings accounts.
[3] Core deposits are Pure deposits plus customer certificates of deposits less than $100,000.
[4] Customer deposits are total deposits less brokered deposits.